Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on this Form S-3 of American Midstream Partners, LP of our report dated February 19, 2014 relating to our audit of the consolidated financial statements of Costar Midstream, LLC as of and for the three years ended December 31, 2013, which is included in the Current Report on Form 8‑K/A filed by American Midstream Partners, LP on December 23, 2014. We also consent to the reference of our firm under the caption "Experts" in such registration statement.

/s/ Hein and Associates LLP
Dallas, Texas
January 9, 2015